EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Record Second Quarter 2019 Financial Results

Strong Demand for Company’s Global Brands Drives Record Revenue and Earnings for Second Quarter

Full Year Guidance Reflects Second Quarter Revenue Outperformance and Stronger Revenue Outlook for the Second Half of 2019

Norwegian Encore, Debuting in November 2019, Continues to be the Best Performing Caribbean Launched Ship in Company’s History

Robust Booking Environment Continues into 2020

MIAMI, Aug. 08, 2019 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the second quarter ended June 30, 2019, as well as provided guidance for the third quarter and full year 2019.

Highlights

  The Company generated GAAP net income of $240.2 million or EPS of $1.11 compared to $226.7 million or $1.01 in the prior year.  Adjusted Net Income was $282.1 million or Adjusted EPS of $1.30 compared to $271.9 million or $1.21 in the prior year.
  Total revenue increased 9.3% to $1.7 billion. Gross Yield increased 7.5%.  Net Yield increased 5.8% on a Constant Currency basis.
  Full Year Adjusted EPS is now expected to be in the range of $5.00 to $5.10, inclusive of a $0.45 adverse impact from the abrupt change in federal regulations surrounding cruises to Cuba and a $0.07 impact from a technical issue on Norwegian Pearl in July.  Without these headwinds, the Company’s outlook would have exceeded its May guidance primarily as a result of revenue outperformance in the second quarter, coupled with a stronger revenue outlook for the back half of the year.
  Company on track to achieve its Full Speed Ahead 2020 targets provided at its 2018 Investor Day.

“Continued robust demand for our global brands along with our strong consumer focused value proposition, honed revenue management practices and best guest marketing strategy, enabled us to continue to drive ticket pricing higher which, when coupled with strong onboard revenue performance, resulted in record second quarter results,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd.  “The underlying fundamentals of our business remain strong across all core markets, and we continue to expect record financial results in 2019, despite the impact from the change in federal regulations which resulted in the cessation of premium-priced Cuba sailings.”

Second Quarter 2019 Results

GAAP net income was $240.2 million or EPS of $1.11 compared to $226.7 million or $1.01 in the prior year.  The Company generated Adjusted Net Income of $282.1 million or Adjusted EPS of $1.30 compared to $271.9 million or $1.21 in the prior year.

Revenue increased 9.3% to $1.7 billion compared to $1.5 billion in 2018.  This increase was primarily attributed to an increase in Capacity Days as a result of the addition of Norwegian Bliss to the fleet in 2018 along with an increase in Net Yield driven by the repositioning of Norwegian Joy to North America, robust onboard spending along with strong growth in organic pricing across all core markets. Gross Yield increased 7.5%. Net Yield increased 5.8% on a Constant Currency basis and 5.0% on an as reported basis.

Total cruise operating expense increased 11.1% in 2019 compared to 2018, primarily due to an increase in Capacity Days as a result of the addition of Norwegian Bliss to the fleet in 2018 and the redeployment of Norwegian Joy to North America.  Gross Cruise Costs per Capacity Day increased 8.3%.  Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 6.1% on a Constant Currency basis and 5.1% on an as reported basis.

Fuel price per metric ton, net of hedges increased to $493 from $481 in 2018.  The Company reported fuel expense of $100.5 million in the period.

Interest expense, net decreased to $66.0 million in 2019 from $73.0 million in 2018. The decrease in interest expense reflects lower outstanding debt balances and lower margins associated with recent refinancings, partially offset by newbuild financings and an increase in LIBOR. Interest expense, net also included losses on extinguishment of debt of $1.1 million in 2019 and $6.3 million in 2018.

Other income, net was income of $3.6 million in 2019 compared to income of $12.9 million in 2018. In 2019, the income is primarily related to gains from insurance proceeds and a litigation settlement partially offset by losses on foreign currency exchange, and in 2018, the income primarily related to gains on foreign currency exchange.

2019 Outlook

“The combination of the continued robust demand environment, the building excitement for the upcoming launches of Norwegian Encore and Seven Seas Splendor and the march towards achieving our Full Speed Ahead 2020 Targets is setting up 2020 to be another milestone year,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “We remain committed to maximizing shareholder returns and believe our current valuation does not reflect the strong core fundamentals of our business; therefore, we will be focusing our capital allocation strategy on opportunistic share repurchases.”

2019 Guidance and Sensitivities

In addition to announcing the results for the second quarter 2019, the Company also provided guidance for the third quarter and full year 2019, along with accompanying sensitivities. The Company does not provide guidance on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2019 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

	Third Quarter 2019		Full Year 2019
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	Approx. 1.50%	Approx. 1.75%	Approx. 2.1%	Approx. 2.6%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. 7.75%	Approx. 8.25%	Approx. 4.0%(2)	Approx. 4.5%(2)
Adjusted EPS (1)	Approx. $2.15		$5.00 to $5.10 (2)
Adjusted Depreciation and Amortization (1)	Approx. $152 million		Approx. $600 million (2)
Adjusted Interest Expense, net	Approx. $62 million		Approx. $260 million
Effect on EPS of a 1% change in Adjusted Net Yield (3)	$0.07		$0.12 (4)
Effect on Adjusted EPS of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day (3)	$0.03		$0.06 (4)

(1)	Excludes $4.6 million and $18.4 million of amortization of intangible assets related to the Acquisition of Prestige in the third quarter and full year 2019, respectively.
(2)	Excludes one-time expenses of approximately $30.6 million from Adjusted EPS, primarily resulting from a non-cash write-off, for enhancements to Norwegian Joy, associated with her redeployment to North America, of which approximately $23.6 million is excluded from Adjusted Depreciation and Amortization, and the remainder is excluded from Adjusted Net Cruise Cost Excluding Fuel per Capacity Day.
(3)	Based on midpoint of guidance.
(4)	For the remainder of 2019.

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Third Quarter 2019	Full Year 2019
Fuel consumption in metric tons	195,000	840,000
Fuel price per metric ton, net of hedges	$492	$487
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.02	$0.04 (1)

(1)	For the remainder of 2019.

As of June 30, 2019, the Company had hedged approximately 72%, 56%, 47% and 13% of its total projected metric tons of fuel consumption for the remainder of 2019, 2020, 2021 and 2022, respectively.  The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) which is hedged utilizing U.S. Gulf Coast 3% (“USGC”) and marine gas oil (“MGO”) which is hedged utilizing Gasoil.

	Remainder of 2019	2020	2021	2022
% of HFO Consumption Hedged	72%	57%	42%	13%
Average USGC Price / Barrel	$47.82	$41.14	$46.60	$49.43
% of MGO Consumption Hedged	73%(1)	55%	49%	13%
Average Gasoil Price / Barrel	$82.99(2)	$84.18 (3)	$80.61	$76.46

(1)	Includes 14% of hedged consumption through a collar with a call strike of $87.25 and a put strike of $80.48.
(2)	Represents a blended rate that includes a $2.3 million benefit from 2019 Brent hedges that were replaced with Gasoil hedges in the first quarter of 2019. Does not reflect impact of collar.
(3)	Represents a blended rate that includes a $7.4 million benefit from 2020 Brent hedges that were replaced with Gasoil hedges in the third quarter of 2018.

The following reflects the foreign currency exchange rates the Company used in its third quarter and full year 2019 guidance.

	Current Guidance - August	Prior Guidance - May
Euro	$1.11	$1.12
British pound	$1.22	$1.30
Australian Dollar	$0.68	$0.70
Canadian Dollar	$0.76	$0.75

Future capital commitments consist of contracted commitments, including ship construction contracts, and future expected capital expenditures necessary for operations as well as our ship revitalization projects and other strategic investments.  As of June 30, 2019, anticipated capital expenditures were $1.2 billion for the remainder of 2019, $1.2 billion and $0.7 billion for the years ending December 31, 2020 and 2021, respectively. We have export credit financing in place for the anticipated expenditures related to ship construction contracts of $0.6 billion for the remainder of 2019, $0.5 billion and $0.2 billion for the years ended December 31, 2020 and 2021, respectively.

Company Updates and Other Business Highlights

Norwegian Cruise Line Announces Dining Venues on Norwegian Encore
Norwegian Cruise Line announced an exclusive collaboration with LDV Hospitality to bring the critically-acclaimed Scarpetta concept to Norwegian Encore with Onda by Scarpetta, reaffirming the Company’s commitment to providing elevated dining experiences across the fleet.  The new restaurant is the first of its kind, and will join the Scarpetta portfolio’s locations in New York, the Hamptons, N.Y., Miami, Las Vegas, Philadelphia, Newport, R.I., and London.  Many of the highly rated restaurants and lounges that have made the Breakaway Plus Class Ships some of the most innovative and successful in the Company’s history will be present on Norwegian Encore.  With over 34 venues to be enjoyed, the ship will offer an eclectic blend of culinary fare for every palate.

Regent Seven Seas Cruises Debuts More Than 200 Inspiring Plant-Based Dishes Fleetwide
Regent Seven Seas Cruises®, the world’s leading luxury ocean cruise line, announced the debut of an extensive array of innovative plant-based cuisine on menus across its fleet. Beginning October 1, 2019, more than 200 gourmet plant-based selections will be offered at breakfast, lunch and dinner to meet the evolving tastes of luxury travelers who are following vegan or vegetarian lifestyles, or hunger to enjoy more plant-based fare.

Norwegian Cruise Line Donates New Billion-Dollar Ship for Boys & Girls Clubs of Miami-Dade Event
At a festive, kid-friendly event held at Boys & Girls Clubs of Miami-Dade’s Hank Kline Club, longtime supporter Norwegian Cruise Line announced that it will donate its yet-to-launch billion-dollar ship, Norwegian Encore, for the non-profit organization’s 13th annual “Wild About Kids” Gala.

Taking place on November 16–17, 2019, the overnight affair will include access to Norwegian Cruise Line’s signature attractions such as the Speedway, its two-level go-kart race track; the Galaxy Pavilion, its more than 10,000-square-foot indoor virtual reality complex; and its open-air laser tag arena, designed as the resurrected lost city of Atlantis. Attendees will also enjoy a variety of first-rate entertainment including a performance of “Kinky Boots,” the Tony Award®-winning musical, which will be the headlining act on Norwegian Encore.

Seven Seas Navigator Embarks on First Voyage Following Refurbishment
Regent Seven Seas celebrated the inaugural voyage of Seven Seas Navigator® following her two-week refurbishment in Brest, France. Seven Seas Navigator’s refurbishment is her first since 2016, and with this latest Dry-dock, she has been completely refurbished from bow-to-stern over the past three years. Since 2016, Regent Seven Seas Cruises has invested more than $150 million refurbishing and modernizing its best-in-class fleet, so its four ships remain the leader in luxury cruising and offer guests an unrivaled experience.

Norwegian Getaway Completes Extensive Bow-to-Stern Renovation
In June, following a two-week Dry-dock in Brest, France in late May, Norwegian Getaway returned to Copenhagen, Denmark after completing her first sailing showcasing new venues and artwork, updated social spaces and refreshed accommodations and décor. The renovations were completed just in time for a summer of Scandinavia, Russia and Baltic cruising.  New outlets aboard Norwegian Getaway include the Company’s first on-board, full-service Starbucks® licensed store available in the European market, and the popular rock ‘n’ roll-themed entertainment venue, Syd Norman’s Pour House.

Norwegian Cruise Line Announces New Immersive 2020 Itineraries
Norwegian Cruise Line opened for sale Norwegian Jade’s Greek Isles and Italy cruises, which will feature compelling, wish list destinations including Santorini and Mykonos, Greece and Monte Carlo, Monaco, as well as port-intensive itineraries on Norwegian Spirit and Norwegian Sun.

Norwegian Jade will offer a variety of one-way, 10-to-11-day Greek Isles, Italy, and Mediterranean cruises departing or returning from Barcelona, Spain; Venice, Italy; and Athens (Piraeus), Greece, where the Company will homeport for the first time.  These port-intensive itineraries offer guests two distinct homeports to explore and the chance to discover a new destination every day with calls to Monte Carlo, Monaco; Florence/Pisa (Livorno), Rome (Civitavecchia), Naples and Messina, Italy; Olympia (Katakolon), Santorini, Rhodes and Mykonos, Greece; and Kusadasi, Turkey.

Following a three-year hiatus in the region, Norwegian Sun returns to Alaska on May 21, 2020 joining Norwegian Bliss, Joy and Jewel.  She will offer the brand’s most extensive itineraries in the area with nine-to-12-day voyages from Seattle with calls to Sitka, Glacier Bay, Hubbard Glacier, Holkham Bay, Juneau and Ketchikan, Alaska; as well as a stop in Victoria, British Columbia.  Following a multi-million-dollar, bow-to-stern revitalization in January 2020, Norwegian Spirit will return to Asia for a series of immersive itineraries, sailing a mix of nine-to-15-day voyages showcasing the very best of the region.

Oceania Cruises Introduces New Sirena Exotic Collection
In June, Oceania Cruises unveiled its most exotic and unique collection of itineraries to date with in-depth explorations of the Holy Lands of Egypt, Israel, and Turkey, the Arabian Peninsula, India, Myanmar, and Indonesia.  The Sirena Exotic Collection comprises nine sailings of 10- to 24-days beginning in November 2020 and culminating in April 2021. Kicking off with a 12-day voyage from Jerusalem to Istanbul, Sirena then charts a course through the Red Sea to explore the Emirates, Qatar, Bahrain and Oman and then on to India, the Maldives and Myanmar. All itineraries include overnight port calls with some itineraries featuring as many as four overnights along with myriad new ports of call such as Marmaris in Turkey, Sir Bani Yas in the Emirates, Doha in Qatar, Al Bahrain in Bahrain, Al Khasab in Oman, and Sabang in Indonesia.

Regent Seven Seas Cruises Announces 2022 World Cruise
Regent Seven Seas Cruises® opened reservations for its newest Navigate the World – Elements of the Pacific voyage, which is distinct from previous world cruises. The “Elements of the Pacific”-themed world cruise embarks in January 2022 on a 120-night, roundtrip journey from San Francisco, California, circumnavigating the inspiring Pacific Rim aboard the award-winning, all-suite, all-balcony Seven Seas Mariner®. It sails to 17 countries and 59 distinct ports of call with 18 overnight stays, while providing access to 43 UNESCO World Heritage Sites and nearly 300 free shore excursions.

Conference Call

The Company has scheduled a conference call for Thursday, August 8, 2019 at 10:00 a.m. Eastern Time to discuss second quarter 2019 results.  A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com.  A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE:NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.  With a combined fleet of 26 ships with approximately 54,400 berths, these brands offer itineraries to more than 450 destinations worldwide. The Company will introduce eleven additional ships through 2027.

Terminology

Acquisition of Prestige. In November 2014, we acquired Prestige in a cash and stock transaction for total consideration of $3.025 billion, including the assumption of debt.

Adjusted Depreciation and Amortization.  Depreciation and amortization adjusted to exclude amortization of intangible assets related to the Acquisition of Prestige and a one-time, non-cash write-off for revitalizations to Norwegian Joy associated with her redeployment to North America.

Adjusted EBITDA.  EBITDA adjusted for other income, net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Interest Expense.  Interest expense adjusted to exclude write-offs of deferred financing fees related to the refinancing of certain of our credit facilities.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income adjusted for supplemental adjustments.

Adjusted ROIC.  Adjusted EBITDA less Adjusted Depreciation and Amortization divided by debt and shareholders’ equity, averaged for four quarters.

Berths.  Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Breakaway Plus Class Ships. Norwegian Escape, Norwegian Joy, Norwegian Bliss and Norwegian Encore.

Capacity Days.  Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings per share.

Full Speed Ahead 2020 Targets. The Full Speed Ahead 2020 Targets refer to long-term financial targets announced at the Company’s 2018 Investor Day.  These targets are (i) double-digit three-year Adjusted EPS CAGR (2018 to 2020), Adjusted ROIC of approximately 12% in 2020, Net Leverage of approximately 2.5x to 2.75x by the end of 2020 and approximately $1.0 to $1.5 billion of cash available for potential shareholders returns from 2018 to 2020. The Company does not provide targets on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s targets and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort. Any determination to pay dividends or repurchase shares in the future will be entirely at the discretion of the Board of Directors or management, respectively, and will depend upon our results of operations, cash requirements, financial condition, business operations, contractual restrictions, restrictions imposed by applicable law and other factors that the Board of Directors or management deems relevant.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost.  The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield.  Total revenue per Capacity Day.

Net Cruise Cost.  Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense.

Net Leverage. Long-term debt, including current portion, less cash and cash equivalents divided by Adjusted EBITDA.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days.  The number of passengers carried for the period, multiplied by the number of days in their respective cruises.
Project Leonardo. The next generation of ships for our Norwegian brand.

Secondary Equity Offering(s). Secondary public offering(s) of NCLH’s ordinary shares in December 2018, March 2018, November 2017, August 2017, December 2015, August 2015, May 2015, March 2015, March 2014, December 2013 and August 2013.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted ROIC, Net Leverage, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income, as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

Net Leverage is a performance measure that we believe provides management and investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents.  Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. Our management believes the presentation of Adjusted ROIC provides a useful performance metric to both management and investors for evaluating our effective use of capital. In addition, management uses Adjusted EPS and Adjusted ROIC as performance measures for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income and Adjusted EPS, Adjusted EBITDA, Adjusted ROIC and Net Leverage may not be indicative of future adjustments or results. For example, for the six months ended June 30, 2018, we incurred $0.5 million related to Secondary Equity Offering expenses. We included this as an adjustment in the reconciliation of Adjusted Net Income since the offering expenses are not representative of our day-to-day operations and we have included similar adjustments in prior periods; however, this adjustment did not occur and is not included in the comparative period presented within this release.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release or that may be mentioned on our conference call constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release or that may be mentioned on our conference call, including, without limitation, those regarding our business strategy, financial position and results of operations, including our 2019 guidance and Full Speed Ahead 2020 Targets, plans, potential share repurchases or dividends, future deleveraging, prospects and objectives of management for future operations (including expected fleet additions, development plans, demand environment, objectives relating to our activities and expected performance in new markets), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the spread of epidemics and viral outbreaks; breaches in data security or other disturbances to our information technology and other networks; the risks and increased costs associated with operating internationally; changes in fuel prices and/or other cruise operating costs; fluctuations in foreign currency exchange rates; our expansion into and investments in new markets;  overcapacity in key markets or globally; the unavailability of attractive port destinations; our inability to obtain adequate insurance coverage; evolving requirements and regulations regarding data privacy and protection and any actual or perceived compliance failures by us; our indebtedness and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our inability to recruit or retain qualified personnel or the loss of key personnel; delays in our shipbuilding program and ship repairs, maintenance and refurbishments; our reliance on third parties to provide hotel management services to certain ships and certain other services; future increases in the price of, or major changes or reduction in, commercial airline services; amendments to our collective bargaining agreements for crew members and other employee relation issues;  pending or threatened litigation, investigations and enforcement actions; our inability to keep pace with developments in technology; seasonal variations in passenger fare rates and occupancy levels at different times of the year; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings by the Company with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein or that may be mentioned on our conference call to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact
Andrea DeMarco
(305) 468-2339
InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Revenue
Passenger ticket	$1,179,404	$1,077,046	$2,152,677	$1,966,912
Onboard and other	484,873	445,128	915,230	848,665
Total revenue	1,664,277	1,522,174	3,067,907	2,815,577
Cruise operating expense
Commissions, transportation and other	297,691	249,875	526,955	468,215
Onboard and other	107,063	92,797	186,476	163,485
Payroll and related	229,385	219,337	452,492	429,161
Fuel	100,531	95,212	198,784	188,643
Food	54,347	54,091	109,392	104,747
Other	169,407	151,471	310,976	276,623
Total cruise operating expense	958,424	862,783	1,785,075	1,630,874
Other operating expense
Marketing, general and administrative	240,901	226,535	489,843	453,550
Depreciation and amortization	156,271	140,704	326,012	271,948
Total other operating expense	397,172	367,239	815,855	725,498
Operating income	308,681	292,152	466,977	459,205
Non-operating income (expense)
Interest expense, net	(65,969)	(72,988)	(139,472)	(132,686)
Other income, net	3,616	12,922	3,182	11,256
Total non-operating income (expense)	(62,353)	(60,066)	(136,290)	(121,430)
Net income before income taxes	246,328	232,086	330,687	337,775
Income tax benefit (expense)	(6,138)	(5,410)	27,660	(7,944)
Net income	$240,190	$226,676	$358,347	$329,831

Weighted-average shares outstanding
Basic	215,426,441	223,308,350	216,328,943	225,314,816
Diluted	216,810,766	224,390,879	217,837,005	226,778,106

Earnings per share
Basic	$1.11	$1.02	$1.66	$1.46
Diluted	$1.11	$1.01	$1.65	$1.45

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Net income	$240,190	$226,676	$358,347	$329,831
Other comprehensive income (loss):
Shipboard Retirement Plan	94	107	189	212
Cash flow hedges:
Net unrealized gain (loss)	(17,189)	(15,894)	(2,037)	32,682
Amount realized and reclassified into earnings	(9,274)	(6,723)	(16,274)	(8,508)
Total other comprehensive income (loss)	(26,369)	(22,510)	(18,122)	24,386
Total comprehensive income	$213,821	$204,166	$340,225	$354,217

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$419,925	$163,851
Accounts receivable, net	75,134	55,249
Inventories	90,956	90,202
Prepaid expenses and other assets	317,549	241,011
Total current assets	903,564	550,313
Property and equipment, net	12,252,055	12,119,253
Goodwill	1,388,931	1,388,931
Tradenames	817,525	817,525
Other long-term assets	603,902	329,948
Total assets	$15,965,977	$15,205,970
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$605,141	$681,218
Accounts payable	75,776	159,564
Accrued expenses and other liabilities	734,363	716,499
Advance ticket sales	2,167,271	1,593,219
Total current liabilities	3,582,551	3,150,500
Long-term debt	5,743,927	5,810,873
Other long-term liabilities	489,156	281,596
Total liabilities	9,815,634	9,242,969
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 236,963,843 shares issued and 215,504,364 shares outstanding at June 30, 2019 and 235,484,613 shares issued and
217,650,644 shares outstanding at December 31, 2018	237	235
Additional paid-in capital	4,176,825	4,129,639
Accumulated other comprehensive income (loss)	(179,769)	(161,647)
Retained earnings	3,257,187	2,898,840
Treasury shares (21,459,479 and 17,833,969 ordinary shares at June 30, 2019 and December 31, 2018,
respectively, at cost)	(1,104,137)	(904,066)
Total shareholders' equity	6,150,343	5,963,001
Total liabilities and shareholders' equity	$15,965,977	$15,205,970

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2019	2018
Cash flows from operating activities
Net income	$358,347	$329,831
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization expense	326,471	274,842
Deferred income taxes, net	(29,793)	2,180
Loss on extinguishment of debt	3,988	6,346
Gain on involuntary conversion of assets	(2,810)	-
Provision for bad debts and inventory	1,057	2,197
Share-based compensation expense	56,650	59,835
Net foreign currency adjustments	(716)	(3,884)
Changes in operating assets and liabilities:
Accounts receivable, net	(15,121)	(2,087)
Inventories	(1,342)	(11,422)
Prepaid expenses and other assets	(39,376)	(74,976)
Accounts payable	(81,690)	3,645
Accrued expenses and other liabilities	(74,470)	54,962
Advance ticket sales	558,579	612,332
Net cash provided by operating activities	1,059,774	1,253,801
Cash flows from investing activities
Additions to property and equipment, net	(413,888)	(1,251,434)
Issuance of promissory note	(18,553)	-
Cash received on settlement of derivatives	289	64,796
Other	4,047	501
Net cash used in investing activities	(428,105)	(1,186,137)
Cash flows from financing activities
Repayments of long-term debt	(2,808,615)	(906,897)
Proceeds from long-term debt	2,652,000	1,445,352
Proceeds from employee related plans	11,368	19,026
Net share settlement of restricted share units	(20,830)	(13,415)
Purchase of treasury shares	(200,071)	(463,505)
Early redemption premium	(117)	(5,154)
Deferred financing fees	(9,330)	(114,254)
Net cash used in financing activities	(375,595)	(38,847)
Net increase in cash and cash equivalents	256,074	28,817
Cash and cash equivalents at beginning of the period	163,851	176,190
Cash and cash equivalents at end of the period	$419,925	$205,007

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2019	2018	2019	2018

Passengers carried		682,935	687,820	1,327,987	1,305,260
Passenger Cruise Days		5,014,083	4,959,446	9,989,523	9,684,050
Capacity Days		4,626,871	4,550,217	9,343,800	9,016,688
Occupancy Percentage		108.4%	109.0%	106.9%	107.4%

Net Revenue, Gross Yield and Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2019			2019
		Constant			Constant
	2019	Currency	2018	2019	Currency	2018

Passenger ticket revenue	$1,179,404	$1,190,656	$1,077,046	$2,152,677	$2,175,348	$1,966,912
Onboard and other revenue	484,873	484,873	445,128	915,230	915,230	848,665
Total revenue	1,664,277	1,675,529	1,522,174	3,067,907	3,090,578	2,815,577
Less:
Commissions, transportation
and other expense	297,691	300,070	249,875	526,955	531,683	468,215
Onboard and other expense	107,063	107,063	92,797	186,476	186,476	163,485
Net Revenue	1,259,523	1,268,396	1,179,502	2,354,476	2,372,419	2,183,877

Capacity Days	4,626,871	4,626,871	4,550,217	9,343,800	9,343,800	9,016,688

Gross Yield	$359.70	$362.13	$334.53	$328.34	$330.76	$312.26
Net Yield	$272.22	$274.14	$259.22	$251.98	$253.90	$242.20

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2019			2019
		Constant			Constant
	2019	Currency	2018	2019	Currency	2018
Total cruise operating expense	$958,424	$965,849	$862,783	$1,785,075	$1,795,869	$1,630,874
Marketing, general and
administrative expense	240,901	241,976	226,535	489,843	493,047	453,550
Gross Cruise Cost	1,199,325	1,207,825	1,089,318	2,274,918	2,288,916	2,084,424
Less:
Commissions, transportation
and other expense	297,691	300,070	249,875	526,955	531,683	468,215
Onboard and other expense	107,063	107,063	92,797	186,476	186,476	163,485
Net Cruise Cost	794,571	800,692	746,646	1,561,487	1,570,757	1,452,724
Less: Fuel expense	100,531	100,531	95,212	198,784	198,784	188,643
Net Cruise Cost Excluding Fuel	694,040	700,161	651,434	1,362,703	1,371,973	1,264,081
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	534	534	542	1,068	1,068	1,084
Non-cash share-based compensation (2)	29,651	29,651	31,733	56,650	56,650	59,835
Secondary Equity Offering expenses (3)	-	-	-	-	-	482
Redeployment of Norwegian Joy (4)	2,035	2,035	-	7,051	7,051	-
Other (5)	-	-	80	-	-	(912)
Adjusted Net Cruise Cost Excluding Fuel	$661,820	$667,941	$619,079	$1,297,934	$1,307,204	$1,203,592

Capacity Days	4,626,871	4,626,871	4,550,217	9,343,800	9,343,800	9,016,688

Gross Cruise Cost per Capacity Day	$259.21	$261.05	$239.40	$243.47	$244.97	$231.17
Net Cruise Cost per Capacity Day	$171.73	$173.05	$164.09	$167.11	$168.11	$161.12
Net Cruise Cost Excluding Fuel per Capacity Day	$150.00	$151.32	$143.17	$145.84	$146.83	$140.19
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$143.04	$144.36	$136.05	$138.91	$139.90	$133.48

(1)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3)	Secondary Equity Offering expenses are included in marketing, general and administrative expense.
(4)	Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense and marketing, general and administrative expense.
(5)	Primarily related to expenses and reimbursements related to certain legal costs, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Net income	$240,190	$226,676	$358,347	$329,831
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	879	864	1,758	1,727
Non-cash share-based compensation (2)	29,651	31,733	56,650	59,835
Secondary Equity Offering expenses (3)	-	-	-	482
Extinguishment of debt (4)	1,175	6,346	7,268	6,346
Amortization of intangible assets (5)	4,603	6,222	9,206	12,444
Redeployment of Norwegian Joy (6)	5,601	-	30,629	-
Other (7)	-	80	-	(912)
Adjusted Net Income	$282,099	$271,921	$463,858	$409,753
Diluted weighted-average shares outstanding	216,810,766	224,390,879	217,837,005	226,778,106
Diluted earnings per share	$1.11	$1.01	$1.65	$1.45
Adjusted EPS	$1.30	$1.21	$2.13	$1.81

(1)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense), net.
(2)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3)	Secondary Equity Offering expenses are included in marketing, general and administrative expense.
(4)	Losses on extinguishment and modification of debt are included in interest expense, net.
(5)	Amortization of intangible assets related to the Acquisition of Prestige, which are included in depreciation and amortization expense.
(6)	Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense, marketing, general and administrative expense and depreciation and amortization expense.
(7)	Primarily related to expenses and reimbursements related to certain legal costs, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Net income	$240,190	$226,676	$358,347	$329,831
Interest expense, net	65,969	72,988	139,472	132,686
Income tax (benefit) expense	6,138	5,410	(27,660)	7,944
Depreciation and amortization expense	156,271	140,704	326,012	271,948
EBITDA	468,568	445,778	796,171	742,409

Other income, net (1)	(3,616)	(12,922)	(3,182)	(11,256)
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	534	542	1,068	1,084
Non-cash share-based compensation (3)	29,651	31,733	56,650	59,835
Secondary Equity Offering expenses (4)	-	-	-	482
Redeployment of Norwegian Joy (5)	2,035	-	7,051	-
Other (6)	-	80	-	(912)
Adjusted EBITDA	$497,172	$465,211	$857,758	$791,642

(1)	Primarily consists of gains and losses, net for proceeds from insurance, a litigation settlement and foreign currency exchanges.
(2)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense.
(3)	Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(4)	Secondary Equity Offering expenses are included in marketing, general and administrative expense.
(5)	Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense and marketing, general and administrative expense.
(6)	Primarily related to expenses and reimbursements related to certain legal costs, which are included in marketing, general and administrative expense.